As filed with the Securities and Exchange Commission on March 5, 2010

Registration No. 333-162308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELTEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	54-1252625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13880 Dulles Corner Lane

Herndon, Virginia 20171

(703) 734-8606

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David R. Schwiesow

Senior Vice President, General

Counsel and Secretary

Deltek, Inc.

13880 Dulles Corner Lane

Herndon, Virginia 20171

(703) 734-8606

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vasiliki B. Tsaganos

Fried, Frank, Harris, Shriver & Jacobson LLP

1001 Pennsylvania Avenue, NW, Suite 800

Washington, DC 20004

(202) 639-7000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share (3)
Preferred Stock, par value $0.01 per share (4)
Senior Debt Securities and Subordinated Debt Securities (collectively, “Debt Securities”) (5)
Warrants (6)
Subscription Rights (7)
Total			$200,000,000(2)	$11,160(8)(9)

(1)	These offered securities may be sold separately, together or as units with other offered securities.
(2)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $200,000,000, unless the Registrant files an additional registration statement in accordance with Rule 462(b) under the Securities Act.
(3)	Subject to note (2), there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold from time to time by Deltek, Inc. There is also being registered hereunder an indeterminate number of shares of Common Stock that may be issued upon conversion, as applicable, of Preferred Stock or Debt Securities registered hereunder or upon exercise of Warrants or Subscription Rights registered hereunder, as the case may be.
(4)	Subject to note (2), there are being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold from time to time by Deltek, Inc. or as may be issued upon conversion of Debt Securities registered hereunder or upon the exercise of Warrants or Subscription Rights hereunder, as the case may be.
(5)	Subject to note (2), there are being registered hereunder an indeterminate number of Debt Securities as may be sold from time to time by Deltek, Inc.
(6)	Subject to note (2), there are being registered hereunder an indeterminate number of Warrants representing rights to purchase Common Stock, Preferred Stock or Debt Securities (as shall be designated by the registrant at the time of any such offering) registered hereunder.
(7)	Subject to note (2), there are being registered hereunder an indeterminate number of Subscription Rights as may be sold from time to time by Deltek, Inc. representing rights to purchase Common Stock, Preferred Stock or Debt Securities (as shall be designated by the registrant at the time of any such offering) registered hereunder.
(8)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(9)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 5, 2010.

Deltek, Inc.

$200,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

Deltek, Inc. may offer to sell under this prospectus, from time to time, shares of common stock, preferred stock (including preferred stock that may be convertible into or exchangeable for common stock), senior or subordinated debt securities (including senior or subordinated debt securities that may be convertible into or exchangeable for common stock) and warrants and subscription rights to purchase any of the other securities that may be sold by us under this prospectus. We refer to our common stock, our preferred stock, our debt securities, our warrants and our subscription rights collectively as securities.

The securities may be offered or sold by us at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the securities.

Our common stock, par value $0.001 per share, is listed on The Nasdaq Global Select Market under the symbol “PROJ.” As of March 4, 2010, the closing price of our common stock was $8.46.

This prospectus describes the general manner in which securities may be offered and sold by us. We will provide supplements to this prospectus describing the specific manner in which these securities may be offered and sold to the extent required by law. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

We may sell securities to or through underwriters, dealers or agents. The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities to the extent required by law.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission on March 13, 2009 (which document is incorporated by reference herein) and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (which document is incorporated by reference herein), as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in any of our securities. See “Incorporation By Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s “shelf” registration rules. Pursuant to this prospectus, we may sell, from time to time, any combination of the securities described in this prospectus in one or more offerings in an aggregate amount not to exceed $200,000,000 million, subject to our ability to file a registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”).

In this prospectus, all references to the “Company,” “Deltek,” “we,” “us” and “our” refer to Deltek, Inc., a Delaware corporation, and its subsidiaries and predecessors, unless the context otherwise requires or where otherwise indicated.

When we sell securities under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

We are a leading provider of enterprise applications software and related services designed and developed specifically for project-focused organizations. Our customers represent a wide range of industries, including architectural and engineering (“A/E”) firms, aerospace and defense and other federal government contractors, information technology services firms, consulting companies, discrete project manufacturing companies, grant-based not-for-profit organizations and government agencies, among others.

These project-focused organizations generate revenue from defined, discrete, customer-specific engagements or activities, rather than from mass-producing or distributing products, and they typically require specialized software to help them automate complex business processes around the engagement, execution and delivery of projects. Our software enables them to greatly enhance the visibility they have over all aspects of their operations by providing them increased control over their critical business processes, accurate project-specific financial information and real-time performance measurements surrounding the management and delivery of projects.

With our software applications, project-focused organizations can better measure business results, optimize performance and streamline operations, enabling them to win new business, operate more effectively and improve profitability. As of December 31, 2009, we had over 12,000 customers worldwide that spanned numerous project-focused industries and ranged in size from small organizations to large enterprises.

Our enterprise applications software products provide end-to-end business process functionality designed to streamline and manage the complex business processes of project-focused organizations. Our software solutions are “purpose-built” for businesses that plan, forecast and otherwise manage their business processes based on projects, as opposed to generic software solutions that are generally designed for repetitive, unit-production-style businesses. Our broad portfolio of software applications includes:

•

Comprehensive financial management solutions that integrate project control, financial processing and accounting functions, providing business owners and project managers with real-time access to information needed to track the revenue, costs and profitability associated with the performance of any project or activity;

•

Business applications that enable employees across project-focused organizations to more effectively manage and streamline business processes, including resource management, sales generation, human resources, corporate governance and performance management; and

•

Enterprise project management solutions to plan and manage project costs and schedules, measure earned value, evaluate, select and prioritize projects based on strategic business objectives and facilitate compliance with regulatory reporting requirements.

For the year ended December 31, 2008, our total revenue increased 4% to $289.4 million, and our net income increased 4% to $23.5 million over the prior year. For the nine months ended September 30, 2009, our total revenue of $195.5 million decreased $22.2 million, and our net income decreased $3.3 million, compared to the nine months ended September 30, 2008.

Our Principal Equity Investor

Our principal stockholders are New Mountain Partners II, L.P. (New Mountain Partners), New Mountain Affiliated Investors II, L.P. (New Mountain Affiliated Investors) and Allegheny New Mountain Partners, L.P. (Allegheny New Mountain) (collectively, the “New Mountain Funds”), three private equity funds affiliated with New Mountain Capital, L.L.C. (New Mountain Capital). The New Mountain Funds became our principal stockholders in our April 2005 recapitalization through which they invested an aggregate amount of $180 million in us. In May 2009, the New Mountain Funds invested an additional $46.7 million in us in connection with our non-transferable subscription rights offering.

In connection with our recapitalization, we entered into various agreements with the New Mountain Funds and their affiliate, New Mountain Capital, which, among other things, provide for certain registration, voting and consent rights. Three members of our board of directors were nominated by New Mountain Partners and Allegheny New Mountain pursuant to one of these agreements.

As of March 4, 2010, the New Mountain Funds collectively owned approximately 61% of our outstanding common stock and 100% of our outstanding Class A common stock. Unless otherwise indicated, as used in this prospectus, “New Mountain Funds” refers collectively to New Mountain Partners, New Mountain Affiliated Investors and Allegheny New Mountain. See “Certain Relationships and Related Party Transactions.”

Company Information

We were initially incorporated in the Commonwealth of Virginia in December 1983 as Contract Data Systems, Inc. We changed our name to Deltek Systems, Inc. in August 1984. In April 2007, we reincorporated in the State of Delaware as Deltek, Inc.

Our principal executive office is located at 13880 Dulles Corner Lane, Herndon, Virginia 20171, and our telephone number at that address is (703) 734-8606. Our website address is www.deltek.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

RISK FACTORS

You should carefully consider the risk factors described under “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009 (which document is incorporated by reference herein), and in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (which document is incorporated by reference herein) as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), before deciding to invest in any of our securities. See “Incorporation By Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of the Federal securities laws, that involve substantial risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “outlook,” “believes,” “plans,” “intends,” “expects,” “goals,” “potential,” “continues,” “may,” “should,” “seeks,” “would,” “approximately,” “predicts,” “estimates,” “anticipates” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in any prospectus supplement or in any documents incorporated by reference into this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

•	the impact of general economic, financial market and business conditions;

•	our ability to meet or exceed the expectations of securities analysts or investors;

•	our forecasts of revenues and expenses;

•	our relationships with, and other conditions, including economic, financial market and business conditions, affecting, our customers;

•	our internal control over financial reporting;

•	our ability to attract and retain personnel;

•	competition in the global enterprise applications market for project-focused organizations;

•	our ability to implement our business plan and growth strategy;

•	our ability to develop and introduce new products and services and penetrate new and existing market segments;

•	regulatory and political conditions;

•	our current or future international operations;

•	third-party software development tools and operating platforms and software developed by third parties;

•	our ability to adapt to technological and market trends or changing customer requirements;

•	our software applications;

•	our existing or future indebtedness;

•	past or future acquisitions, including our ability to integrate newly acquired businesses;

•	our liquidity, results of operations and financial condition; and

•	other factors, including those discussed in “Risk Factors” incorporated by reference into this prospectus.

Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus or in any prospectus supplement, including any documents incorporated by reference into this prospectus, could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ will emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

USE OF PROCEEDS

We will disclose the use of proceeds from any offering of securities by us in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our historical ratio of earnings to fixed charges for each accounting period during the five year period ended December 31, 2008 and for the nine months period ended September 30, 2009 and the corresponding period in 2008. We have not presented a ratio of earnings to combined fixed charges and preferred stock dividends because we did not have preferred stock outstanding as of the date of this prospectus.

For purposes of this table, earnings consist of pre-tax income (loss) from continuing operations before adjustments for minority interest in consolidated subsidiary, plus fixed charges (excluding capitalized interest, but including amortization of amounts previously capitalized). Fixed charges consist of interest (including capitalized interest) on all debt, amortization of debt expenses incurred on issuance, loss or extinguishment of debt and an estimate of the interest within rental expense.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	4.46	3.77	3.92	2.91	2.19	0.97	32.97

SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Form 10-Q for the three months ended September 30, 2009, incorporated by reference herein. The statement of operations data and the balance sheet data for the years presented in the table below are derived from, and are qualified by reference to, previously issued audited consolidated financial statements, and are adjusted for unaudited revisions in basic and diluted earnings per share to account for the bonus element attributed to the common stock rights offering we completed in June 2009.

As described in Note 2 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, in April 2005, the Company underwent a leveraged recapitalization, and since April 2005, from time to time, the Company has acquired certain businesses. These transactions could affect the comparability of the information presented.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share amounts)
	(Unaudited)		(Audited)
REVENUES:
Software license fees	$39,695	$57,647	$77,398	$87,118	$74,958	$45,923	$34,934
Consulting services	59,019	69,650	91,566	83,353	66,573	41,212	28,585
Maintenance and support services	93,232	85,675	115,658	102,903	83,172	63,709	54,178
Other revenues	3,530	4,697	4,743	4,872	3,565	2,112	3,516

Total revenues	$195,476	$217,669	$289,365	$278,246	$228,268	$152,956	$121,213

Gross profit	$119,446	$134,088	$180,899	$175,169	$146,608	$101,735	$77,555

Income (loss) before income taxes	$20,379	$26,290	$36,113	$37,996	$25,267	$(366)	$26,766

Net Income	$14,162	$17,469	$23,519	$22,519	$15,298	$8,732	$27,883

Basic earnings per share(a)	$0.26	$0.38	$0.51	$0.52	$0.36	$0.15	$0.30

Diluted earnings per share(a)	$0.26	$0.37	$0.49	$0.50	$0.35	$0.15	$0.30

Shares used in basic per share computation(a)	54,320	46,547	46,571	43,240	42,478	57,143	91,521
Shares used in diluted per share computation(a)	54,967	47,795	47,729	44,820	43,409	57,143	91,521
Total assets	$274,738	$187,992	$193,272	$167,680	$134,488	$95,650	$56,331

Long-term debt	$165,329	$191,322	$182,661	$192,815	$210,375	$213,275	$—

(a)	In June 2009, the Company completed a common stock rights offering, as a result of which the Company issued 20,000,000 shares of the Company’s common stock at a subscription price of $3.00 per share. In accordance with Accounting Standards Codification 260, Earnings Per Share, a bonus element is attributed to a rights offering where the exercise price at issuance is less than the fair value of the stock, resulting in an adjustment of the prior period number of shares outstanding used to compute basic and diluted earnings per share. In accordance with ASC 260, the weighted average common shares outstanding used in the computation of basic and diluted earnings per share was retroactively increased by an adjustment factor of 1.08 for all periods prior to the period in which the rights offering was completed.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We may offer and sell, from time to time:

•	shares of our common stock, par value $0.001 per share;

•	shares of our preferred stock, par value $0.001 per share;

•	debt securities, in one or more series, which may be senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	subscription rights to purchase any of the other securities that may be sold under this prospectus; and/or

•	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue preferred stock or debt securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 200,000,000 shares of our common stock, $0.001 par value, 100 shares of Class A common stock, $0.001 par value, and 5,000,000 shares of our preferred stock, $0.001 par value. As of February 8, 2010, there were 67,167,215 shares of common stock outstanding, held of record by approximately 111 stockholders, and 100 shares of Class A common stock, held of record by the New Mountain Funds. No shares of preferred stock are outstanding.

The following description of our capital stock does not purport to be complete and is subject to and qualified by the provisions of our certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware Law. In addition, the discussion below is affected by agreements with our principal stockholders and is qualified in their entirety by reference to those agreements. See “Certain Relationships and Related Party Transactions” in our most recent Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009 (which document is incorporated by reference herein).

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably only those dividends that our Board of Directors may from time to time declare, and we may pay, on our outstanding shares in the manner and upon the terms and conditions provided by law. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then-outstanding preferred stock. Holders of our common stock have no preemptive or other subscription or conversion rights. No redemption or sinking fund provisions apply to our common stock. Additional shares of authorized common stock may be issued, as determined by our Board of Directors from time to time, without stockholder approval, except as may be required under applicable Nasdaq requirements.

Holders of our Class A common stock are entitled to elect a certain number of the members of the Board of Directors independently of the holders of shares of our common stock. All of the issued and outstanding shares of our Class A common stock is held by the New Mountain Funds. Under the terms of the Class A common stock, and assuming the holders beneficially own one-third or more of the outstanding shares of our common stock, the holders are entitled to elect a majority of the members of our Board of Directors. If the holders own less than one-third but at least 15% of the outstanding shares of our common stock, they are entitled to elect three of the members of our Board of Directors. If the holders own less than 15% of the outstanding shares of our common stock, but at least 5% of the outstanding shares of our common stock, they are entitled to elect two members and if the holders own less than 5% of the outstanding shares of our common stock, then so long as they own any shares of our common stock, they are entitled to elect one member of our Board of Directors. The holders are entitled to remove, without cause, any member of our Board elected by them or to fill any vacancy created by the resignation, death or removal of a member of our Board elected by them. Holders of our Class A common stock are not entitled to any general voting rights or any dividend or liquidation preferences.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of our holders of common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation.

Certificate of Incorporation Amendments

Our certificate of incorporation may be amended in any manner provided by the Delaware General Corporation Law, except for provisions relating to exculpation, amendments to the certificate of incorporation or corporate opportunities, which can only be amended by 80% of the voting power of shares of our capital stock.

Board of Directors

Our Board of Directors is currently composed of ten members. Under our certificate of incorporation, we may not have less than three nor more than 15 Board members. Our certificate of incorporation authorizes our Board to fix the number of its members. A vacancy or a newly created Board position is filled by our Board of Directors (subject to the rights of the holders of the Class A common stock or any series of preferred stock then outstanding). A nominee for director will be elected, as a general matter, if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. In the event of a director nomination by a stockholder in accordance with our amended and restated bylaws, directors will be elected by a plurality of the votes cast. Under our Board’s policy, and absent a stockholder nomination, a director who fails to receive the required number of votes for re-election is expected to tender his resignation for Board consideration and any Board nominee, or any Board appointee filling a director vacancy or newly created directorship, is required to agree, prior to nomination, to tender his resignation for Board consideration in the event of his failing to receive the requisite number of votes for re-election. We may not have more than eight directors without the consent of the New Mountain Funds.

Action by Written Consent

Under our certificate of incorporation and amended and restated bylaws, stockholder action can be taken at an annual meeting or a special meeting and cannot be taken by written consent of the stockholders if the New Mountain Funds and their affiliates do not beneficially own at least one-third of the outstanding shares of our common stock.

Ability to Call Special Meetings

Our amended and restated bylaws provide that special meetings of our stockholders can only be called by our Board of Directors or by the chairman of our Board of Directors. Special meetings may also be called by the holders of at least 40% of the outstanding shares of our common stock.

Corporate Opportunities

Under our certificate of incorporation, we renounce business opportunities presented to the New Mountain Funds and their affiliates even if the opportunity is one that we might reasonably have pursued. The New Mountain Funds and their affiliates will not be liable to us or our stockholders for breach of any duty by reason of using, selling, assigning or transferring a business opportunity, except in the case of a business opportunity expressly offered to an affiliate of the New Mountain Funds who is a director or officer of the company solely in his capacity as an officer or director of the Company. In addition, the New Mountain Funds and their affiliates will not be deemed to breach their fiduciary duty to us, or have any liability to us, for:

•	engaging in similar lines of business as us;

•	doing business with our customers or vendors; or

•	entering into or performing agreements with us.

Stockholders are deemed to have notice of, and consented to, this provision of our certificate of incorporation.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Amended and Restated Bylaws, Delaware Law and Stockholder Agreement

Certain provisions of our certificate of incorporation and amended and restated bylaws, as summarized below, and applicable provisions of the Delaware General Corporation Law and our stockholder agreements may make it more difficult for or prevent an unsolicited third party from acquiring control of us or changing our Board of Directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the trading price of our shares that could result from actual or rumored takeover attempts.

No Cumulative Voting

Our certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors. The combination of our significant stockholders’ ownership of a significant portion of our issued and outstanding common stock, the New Mountain Funds’ ownership of the Class A common stock and lack of cumulative voting will make it difficult for our other stockholders to replace our Board of Directors or for another party to obtain control of us by replacing our Board of Directors.

Size of Board and Vacancies

Our certificate of incorporation provides that the number of directors on our Board of Directors is fixed by our Board of Directors. Newly created directorships resulting from any increase in our authorized number of directors are filled solely by the vote of our remaining directors in office (subject to the rights of the holders of the Class A common stock). Any vacancies in our Board of Directors resulting from death, resignation or removal from office are filled solely by the vote of our remaining directors in office (subject to the rights of the holders of the Class A common stock).

Stockholder Action by Written Consent

Our certificate of incorporation provides that our stockholders may not act by written consent without a meeting if the New Mountain Funds and their affiliates do not beneficially own at least one-third of the outstanding shares of our common stock.

Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of our stockholders may be called only by:

•	our Board of Directors;

•	our chairman; and

•	holders of at least 40% of the outstanding shares of our common stock.

Bylaw Amendments

Our amended and restated bylaws may only be amended by our Board of Directors or upon the vote (or, if available, written consent) of holders of a majority or more of the voting power of shares of our capital stock.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. Stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting and on the date of giving notice to the Company of the stockholder’s proposal or nomination, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Undesignated Preferred Stock

The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Required Participation in Sales of Securities

Under our stockholder agreements, if the New Mountain Funds propose to sell all or any portion of their shares of our common stock or if we propose to sell or otherwise transfer for value all or substantially all of the stock, assets or business of the Company and stockholder approval is required, each covered person (as defined in the stockholder agreement) is required to vote its shares of our common stock in favor of the transaction. This voting agreement could impede the success of any hostile attempt to change control of us.

For purposes of the stockholder agreement, and unless otherwise released, “covered person” will include:

•	each of our current or former executive officers;

•	any other current or former officer who is or was employed by us at the Senior Vice President level or higher; or

•	any other stockholder who beneficially owns at least 100,000 shares of our common stock (including shares owned by any permitted transferee under the stockholder agreement).

Shares of common stock acquired in the public market in, or subsequent to, our initial public offering in November 2007 are not subject to any stockholder agreement with us.

Section 203 of the Delaware General Corporation Law

We are governed by Section 203 of the Delaware General Corporation Law. This provision would generally prohibit a Delaware corporation from engaging in any business combination with any interested stockholders for a period of three years following the date that such stockholder became an interested stockholder subject to certain exceptions, including if, prior to such time, the Board of Directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.

The Nasdaq Global Select Market

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PROJ.”

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

General

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indentures, forms of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indentures and any supplemental indenture or similar document because they, and not this description, define your rights as a holder of our debt securities. All capitalized terms have the meanings specified in the indentures.

The debt securities offered by this prospectus will be issued under one of two separate indentures between us and Wilmington Trust Company, as Trustee. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The debt securities will be obligations of the Company and will be either senior, senior subordinated or subordinated debt. We have summarized selected provisions of the indentures and the debt securities below.

We may issue debt securities from time to time in one or more series under the indentures. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indentures that may be important to you before investing in our debt securities.

General Terms of the Indentures

The indentures do not limit the amount of debt securities that we may issue. They provide that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indentures, the terms of the indentures do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indentures as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•

the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•

if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	any provisions for the remarketing of the debt securities;

•	if the debt securities of the series are to be secured by any of our assets or properties;

•	if the debt securities are to be guaranteed by any other entity;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of each of our subsidiaries, except with respect to a subsidiary that guarantees the debt securities.

Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsubordinated debt.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. Subordinated Debt Securities may be either subordinated debt (subordinated to all of our other debt) or senior subordinated debt (senior to other subordinated debt but junior to senior debt). We will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indentures, means any of the following:

•

failure to pay interest for 30 days after the date payment is due and payable; provided that an extension of an interest payment period in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform any other covenant for 90 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization; or

•	any other Event of Default provided in the applicable resolution of our Board of Directors or the officers’ certificate or supplemental indenture under which we issue series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indentures. If an Event of Default (other than an Event of Default relating to events in bankruptcy, insolvency or reorganization) involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul the above-described declaration and consequences involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indentures impose limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indentures unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee security or indemnity reasonably satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indentures.

Registered Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee; or

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•

ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indentures. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the indentures.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indentures.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of Deltek, the trustee or any other agent of Deltek or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these bearer global securities with a common depositary for Euroclear System and Clearstream Bank Luxembourg, Societe Anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to that series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the portion of the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indentures as set forth below. Unless otherwise set forth in the applicable prospectus supplement, the subordination provisions applicable to the Subordinated Debt Securities will be expressly made subject to the discharge and defeasance provisions of the indentures.

We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indentures, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indentures

The indentures provide that we and the trustee may enter into supplemental indentures without the consent of any holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection or benefit of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indentures;

•	establish the forms or terms of debt securities of any series;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	comply with SEC requirements to effect or maintain the qualification of the indentures under the Trust Indenture Act; and

•	to add one or more guarantees under the indentures or release a guarantee pursuant to the indentures.

The indentures also provide that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of any series of Senior Debt Securities or Subordinated Debt Securities, as the case may be, then outstanding and affected, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indentures or modify in any manner the rights of the holders of the debt securities of that series. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any Subordinated Debt Securities in a manner adverse to the holders of those securities;

•	alter provisions of the indentures relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indentures.

Concerning the Trustee

The indentures provide that there may be more than one trustee under the indentures, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indentures separate and apart from the trust administered by any other trustee under the indentures. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indentures. Any trustee under the indentures may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, NY.

The indentures contain limitations on the right of the trustee, should it become a creditor of Deltek, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indentures, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indentures provide that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee. The trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties under the indentures. In no event shall the trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever irrespective of whether the trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indentures provide that no incorporator and no past, present or future stockholder, officer or director, of us or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indentures.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law.

DESCRIPTION OF WARRANTS

General

We may issue debt warrants for the purchase of debt securities or stock warrants for the purchase of preferred stock or common stock.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, including the forms of certificates representing the warrants reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant, will be filed in a document incorporated by reference into the applicable prospectus supplement.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. The following summary of certain provisions of the warrants, warrant agreements and warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the applicable warrant agreements and warrant certificates, including the definitions therein of certain terms, which will be filed with the SEC as exhibits to the applicable prospectus supplement.

Debt Warrants

General. Reference is made to the applicable prospectus supplement for the terms of debt warrants in respect of which this prospectus is being delivered, the debt securities warrant agreement relating to such debt warrants and the debt warrant certificates representing such debt warrants, including the following:

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such debt warrants and the procedures and conditions relating to the exercise of such debt warrants;

•	the designation and terms of any related debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	the date, if any, on and after which such debt warrants and any related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased upon such exercise;

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	a discussion of the material U.S. federal income tax considerations applicable to the ownership or exercise of debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of such debt warrants, if any; and

•	any other terms of the debt warrants.

The debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to any payments of principal and premium, if any, and interest, if any, on the debt securities purchasable upon such exercise.

Exercise of Debt Warrants. Each debt warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the debt warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, debt warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised debt warrants will become void.

Debt warrants may be exercised as set forth in the applicable prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Stock Warrants

General. Reference is made to the applicable prospectus supplement for the terms of stock warrants in respect of which this prospectus is being delivered, the stock warrant agreement relating to such stock warrants and the stock warrant certificates representing such stock warrants, including the following:

•	the type and number of shares of preferred stock or common stock purchasable upon exercise of such stock warrants and the procedures and conditions relating to the exercise of such stock warrants;

•	the date, if any, on and after which such stock warrants and related offered securities will be separately tradeable;

•	the offering price of such stock warrants, if any;

•	the initial price at which such shares may be purchased upon exercise of stock warrants and any provision with respect to the adjustment thereof;

•	the date on which the right to exercise such stock warrants shall commence and the date on which such right shall expire;

•	a discussion of the material U.S. federal income tax considerations applicable to the ownership or exercise of stock warrants;

•	call provisions of such stock warrants, if any;

•	any other terms of the stock warrants;

•	anti-dilution provisions of the stock warrants, if any; and

•	terms of any preferred stock purchasable upon exercise of such stock warrants.

The stock warrant certificates will be exchangeable for new stock warrant certificates of different denominations and stock warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their stock warrants, holders of stock warrants will not have any of the rights of holders of shares of capital stock purchasable upon such exercise, and will not be entitled to any dividend payments on such capital stock purchasable upon such exercise.

Exercise of Stock Warrants. Each stock warrant will entitle the holder to purchase for cash such number of shares of preferred stock or common stock, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the stock warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, stock warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised stock warrants will become void.

Stock warrants may be exercised as set forth in the applicable prospectus supplement relating thereto. Upon receipt of payment and the stock warrant certificates properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of capital stock purchasable upon such exercise. If less than all of the stock warrants represented by such stock warrant certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities.

We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement or other backstop commitment with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, to the extent necessary or required for the particular transaction, which will be filed with the SEC if such certificate or agreement is required. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

General Terms of the Subscription Rights

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the date of determining the security holders entitled to the rights distribution;

•	the exercise price payable for common stock, preferred stock, debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each security holder;

•	the number and terms of the common stock, preferred stock, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	any applicable U.S. federal income tax considerations; and

•	if applicable, the material terms of any standby underwriting, purchase arrangement or backstop commitment entered into by us in connection with the offering of subscription rights.

PLAN OF DISTRIBUTION

General

We may sell the securities covered by this prospectus using one or more of the following methods:

•	underwriters in a public offering;

•	“at the market” to or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales (including short sales “against the box”);

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of securities may include the following information to the extent required by law:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We may offer securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of securities, underwriters may receive compensation from us in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions. Underwriting compensation will not exceed 8% for any offering under this Registration Statement.

If we use an underwriter or underwriters in the sale of particular securities, we will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from us (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

We may also sell securities from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

We may sell securities directly to purchasers. In this case, we and they may not engage underwriters or agents in the offer and sale of such shares.

Indemnification

We may enter agreements under which underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the securities offered by this prospectus will be passed upon by Fried, Frank, Harris, Shriver & Jacobson LLP, Washington, D.C. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The financial statements in this Prospectus incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Deltek’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph concerning the change in method of accounting for uncertain tax positions to conform to Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty In Income Taxes, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-33772) (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offerings under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 13, 2009;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009, filed on May 11, 2009, August 7, 2009 and November 6, 2009, respectively; and

•	our Current Reports on Form 8-K filed on May 28, 2009, August 4, 2009, August 5, 2009, August 24, 2009, September 10, 2009, October 30, 2009, December 15, 2009 and December 17, 2009, respectively.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Deltek, Inc.

13880 Dulles Corner Lane

Herndon, Virginia 20171

Attention: General Counsel

Telephone: (703) 734-8606

You should rely only on the information contained or incorporated by reference into this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.deltek.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee and FINRA filing fee, all fees and expenses set forth below are estimates.

SEC registration fee	$11,160
FINRA filing fee	$20,500
Accounting fees and expenses	$35,000
Legal fees and expenses	$75,000
Trustee fees	$6,000
Printing and engraving expenses	$18,500
Miscellaneous expenses	$5,000

Total	$171,160

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein. Our certificate of incorporation and amended and restated bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the Delaware General Corporation Law. These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article VI of our certificate of incorporation eliminates the personal liability of a director to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

The above discussion of Section 145 of the Delaware General Corporation Law and of our certificate of incorporation and amended and restated bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the Delaware General Corporation Law, our certificate of incorporation and our amended and restated bylaws.

As permitted by Section 145 of the Delaware General Corporation Law, we carry primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

Item 16.	Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index page hereof, which is incorporated by reference into this Item 16.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions described in Part II, Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Herndon, Virginia, on this 5th day of March, 2010.

DELTEK, INC.

By:	/S/ KEVIN T. PARKER
Kevin T. Parker
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/S/ KEVIN T. PARKER Kevin T. Parker	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 5, 2010

/s/ MICHAEL P. CORKERY Michael P. Corkery	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 5, 2010

/s/ MICHAEL L. KRONE Michael L. Krone	Senior Vice President and Corporate Controller (Principal Accounting Officer)	March 5, 2010

* Nanci E. Caldwell	Nanci E. Caldwell (Director)	March 5, 2010

* Kathleen deLaski	Kathleen deLaski (Director)	March 5, 2010

* Joseph M. Kampf	Joseph M. Kampf (Director)	March 5, 2010

* Steven B. Klinsky	Steven B. Klinsky (Director)	March 5, 2010

* Thomas M. Manley	Thomas Manley (Director)	March 5, 2010

* Albert A. Notini	Albert A. Notini (Director)	March 5, 2010

* Janet R. Perna	Janet R. Perna (Director)	March 5, 2010

* Alok Singh	Alok Singh (Director)	March 5, 2010

*By:	/S/ KEVIN T. PARKER
Attorney-in-Fact

EXHIBIT INDEX

Number	Exhibit Title

1.1**	Form of Underwriting Agreement for Common Stock, Preferred Stock, Debt Securities, Warrants and/or Subscription Rights.

3.1*	Certificate of Incorporation of Deltek, Inc. (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on May 8, 2007 and incorporated by reference herein).

3.2*	Amended and Restated Bylaws of Deltek, Inc. (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference herein).

4.1*	Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (No. 333-142737) filed on May 8, 2007 and incorporated by reference herein).

4.2**	Preferred Stock Certificate of Designation.

4.3	Form of Senior Debt Securities Indenture.

4.4	Form of Subordinated Debt Securities Indenture.

4.5**	Form of Warrant Agreement (Stock) (including form of Warrant Certificate).

4.6**	Form of Warrant Agreement (Debt) (including form of Warrant Certificate).

4.7**	Form of Subscription Rights Agreement (including form of Subscription Rights Certificate).

4.8**	Form of Senior Note.

4.9**	Form of Subordinated Note.

5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP relating to the shares of common stock, preferred stock, debt securities, warrants and subscription rights to be sold by the Company.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page).

25.1	Form T-1 Statement of Eligibility for the Senior Debt Securities Indenture.

25.2	Form T-1 Statement of Eligibility for the Subordinated Debt Securities Indenture.

*	Previously filed.
**	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, including any Current Report on Form 8-K, and incorporated herein by reference if necessary or required by the transaction.